Exhibit 5.3

Zürich	Dr. Christoph Neeracher	Florian Schönknecht	Ruth Bloch-Riemer	Prof. Dr. Rashid Bahar	Zug	Konsulenten
Dr. Christian Steinmann	Dr. Peter Hsu	Othmar Aeschi	Andreas von Erlach	Ludivine Boisard	Michael Trippel	Dr. Thomas Bär
Prof. Dr. Rolf Watter	Thomas Rohde	Olivia Pelli	Dr. Daniel Flühmann	Dr. Andrew M. Garbarski	Thomas Stoltz°	Dr. Robert Karrer
Daniel Hochstrasser	Daniel Bader*°°	Tina Balzli	Claudio Bazzi	Aurélie Conrad Hari	Dr. Daniela Fiorillo	Dr. Peter J. Kienast
Peter Reinarz*	Dr. Raoul Stocker*°°	Dr. Larissa Marolda Martínez	Valentin Baltzer	Grégoire Chappuis	Felix Kappeler°	Dr. Marc Blessing
Dr. Andreas Länzlinger	Prof. Dr. Rashid Bahar	Laura Widmer	Daniel Heiniger	Vincent Guignet	Birgit Urbons°	Gianpaolo Arrigoni
Urs Brügger	Dr. Mariel Hoch Classen	PD Dr. Markus Schott	Anna Mosimann	Joëlle Becker	Dr. Debora Gabriel	Dr. Robert E. Züllig
Dr. Ralph Malacrida	Flavia I. Bieri Bürge	Dr. David P. Henry	Manuel Annasohn	Annemarie Streuli		Prof. Dr. Marc Amstutz
Eric Stupp	Ariane Riedi Wirth	Dr. Pascal Rüedi	Thomas Candrian	Vanessa Déglise		Stephanie Comtesse
Michele Bernasconi	Dr. Katja Roth Pellanda	Dr. Oliver M. Brupbacher	Simone Stebler			Prof. Dr. Robert Waldburger°°
Dr. Daniel U. Lehmann*°°	Michael Barrot*	Cosima von Rechteren°°°	Kevin Russi	Lugano		Marie-Christine Balzan
Dr. Markus Wang	Nadja Jaisli Kull	Dr. Debora Gabriel	David Liatowitsch	Paolo Bottini*
Tina Wüstemann	Urs Kägi	Yvonne Studer	Romina Brogini	Dr. Cesare Jermini	*	Eidg. Dipl. Steuerexperte
Dr. Andreas J. Bär	Dr. Till Spillmann	Raphael Cica		Massimo Vanotti	°	Notar / Notarin
Matthew T. Reiter	Phyllis Scholl	Dr. David Barst°°°	Genf	Andrea Gamba	°°	nicht als Rechtsanwalt /
Roland Truffer	Bernhard H. Heusser	Kaspar Theiler	Christophe Buchwalder	Nicola Bernardoni		Rechtsanwältin zugelassen
Dr. Corrado Rampini	Dr. Karin Beyeler	Daniel Raun	Dr. Cédric Chapuis	Dr. Gilles Benedick	°°°	eingetragen als dt.
Dr. Dieter Dubs°°	Dr. Eva Borla-Geier	Barbara Badertscher	Saverio Lembo	Prisca C. Renella		Rechtsanwalt / Rechts-
Dr. Thomas U. Reutter	Dr. Daniel Leu	Andrea Hauser	Dr. Daniel U. Lehmann*°°	Ersilia Gianella-Frieden		anwältin beim Obergericht
Dr. Mani Reinert	Dr. Luca Jagmetti	Philippe Fuchs	Anne Valérie Julen Berthod			Zürich (Art. 28 BGFA)

TE Connectivity Ltd

Rheinstrasse 20

CH-8200 Schaffhausen

Switzerland

Tyco Electronics Group S.A.

17, boulevard Grande-Duchesse Charlotte

L-1331 Luxembourg

Zurich, 3 February 2012

Dear Sir or Madam

This opinion is being rendered at the request of TE Connectivity Ltd. (the “Guarantor”) in connection with the registration statement on Form S-3 (the “Registration Statement”) of the Guarantor and Tyco Electronics Group S.A. (the “Company”) filed with the U.S. Securities and Exchange Commission (the “SEC”) on January 21, 2011. This opinion as to Swiss law is issued in connection with the offering by the Company of an aggregate of $250,000,000 principal amount of its 1.600% Senior Notes due 2015 (the “2015 Notes”) and an aggregate of $500,000,000 principal amount of its 3.500% Senior Notes due 2022 (the “2022 Notes”, and together with the 2015 Notes, the “Securities”). The Securities will be fully and unconditionally guaranteed as to payment of principal, premium, if any, and interest (the “Guarantees”) by the Guarantor, a Swiss company. The Securities and the Guarantees have been issued pursuant to a prospectus supplement dated January 31, 2012 to the prospectus dated January 21, 2011 and on the terms of an Indenture dated as of September 25, 2007 (the “Base Indenture”) among the Company, the Guarantor and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as supplemented by the sixth supplemental indenture governing the 2015 Notes dated as of February 3, 2012 (the

Bär & Karrer	Zürich		Genf		Lugano		Zug		www.baerkarrer.ch
Rechtsanwälte	Bär & Karrer AG		Bär & Karrer SA		Bär & Karrer SA		Bär & Karrer AG
	Brandschenkestrasse 90		12, quai de la Poste		Via Vegezzi 6		Baarerstrasse 8
	CH-8027 Zürich		CH-1211 Genève 11		CH-6901 Lugano		CH-6301 Zug
	Phone:	+41 58 261 50 00	Phone:	+41 58 261 57 00	Phone:	+41 58 261 58 00	Phone:	+41 58 261 59 00
	Fax:	+41 58 261 50 01	Fax:	+41 58 261 57 01	Fax:	+41 58 261 58 01	Fax:	+41 58 261 59 01	Eingetragen im
	zuerich@baerkarrer.ch		geneve@baerkarrer.ch		lugano@baerkarrer.ch		zug@baerkarrer.ch		kantonalen Anwaltsregister

Bär & Karrer         3 February 2012

“Sixth Supplemental Indenture”) and as supplemented by the seventh supplemental indenture governing the 2022 Notes dated as of February 3, 2012 (the “Seventh Supplemental Indenture”, and together with the Base Indenture and the Sixth Supplemental Indenture, the “Indenture”) among the Company, the Guarantor and the Trustee.

1                     Documents Examined

For the purpose of this Opinion we have reviewed and relied upon the following documents (the “Documents”):

a)                   a copy of the excerpt from the commercial register of the Canton of Schaffhausen in relation to the Guarantor certified by such commercial register to be up-to-date as at February 2, 2012;

b)                  a copy of the articles of association of the Guarantor dated May 20, 2011, certified by the commercial register of the Canton of Schaffhausen to be up-to-date as at February 2, 2012 (the “Articles of Association”);

c)                   a signed copy of the secretary’s certificate of the Guarantor dated February 3, 2012 including (i) Exhibit A (a copy of the Articles of Association, dated May 20, 2011), Exhibit B (a copy of the Organizational Regulations dated as of March 9, 2011) and Exhibits C-1, C-2, C-3 and C-4 (copies of resolutions duly adopted by the Board of Directors of the Guarantor on July 10, 2007, January 12, 2011, September 27, 2011 and the pricing sheet dated January 31, 2012);

d)                  a signed copy of the Base Indenture;

e)                   a signed copy of the Sixth Supplemental Indenture and a signed copy of the Seventh Supplemental Indenture;

f)                     a copy of the signed guarantee to the Sixth Supplemental Indenture, dated as of February 3, 2012 as set forth in Exhibit A to the Sixth Supplemental Indenture as well as a copy of the signed guarantee to the Seventh Supplemental Indenture, dated as of February 3, 2012 as set forth in Exhibit A to the Seventh Supplemental Indenture (the Guarantees together with the Base Indenture, the Sixth Supplemental Indenture and the Seventh Supplemental Indenture, the “Subject Agreements);

g)                  a copy of the pricing prospectus dated January 31, 2012 relating to the offering and sale of the Securities (the “Pricing Prospectus”); and

h)                  a copy of the final prospectus dated January 31, 2012 relating to the offering and sale of the Securities (the “Prospectus”).

Bär & Karrer         3 February 2012

2                      Assumptions

In stating our opinion we have assumed:

a)                   the authenticity, accuracy and completeness of the Documents and other documentation examined by us submitted to us as originals and the conformity to the authentic documents of all Subject Agreements and other such documentation submitted to us as certified, conformed, notarised, faxed or photostatic copies;

b)                  that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

c)                   the genuineness of all signatures on the Subject Agreements;

d)                  the authority, capacity and power of each of the persons signing the Subject Agreements (other than the Guarantor in respect of the Subject Agreements);

e)                   that any representation, warranty or statement of fact or law, other than as to the laws of Switzerland, made in any of the Documents is true, accurate and complete;

f)                     that the Subject Agreements constitute the legal, valid and binding obligations of each of the parties thereto, other than the Guarantor, under the laws of its jurisdiction of incorporation or its jurisdiction of formation;

g)                  that the Subject Agreements have been validly authorised, executed and delivered by each of the parties thereto, other than the Guarantor, and the performance thereof is within the capacity and powers of each such party thereto, and that each such party to which the Guarantor purportedly delivered the Subject Agreements has actually received and accepted delivery of such Subject Agreements;

h)                  that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions passed by the Board of Directors of the Guarantor in a meeting which was duly convened and at which a duly constituted quorum was present and voting throughout and that there is no matter affecting the authority of the Directors to effect entry by the Guarantor into the Subject Agreements, not disclosed by the Articles of Association or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

Bär & Karrer         3 February 2012

i)                      that the Guarantor has entered into its obligations under the Subject Agreements in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the transactions contemplated by the Subject Agreements would benefit the Guarantor;

j)                      that all parties entered into the Subject Agreements for bona fide commercial reasons and at arm’s length terms;

k)                   that none of the parties to the Subject Agreements has passed a voluntary winding-up resolution, no petition has been presented or order made by a court for the winding-up, dissolution, bankruptcy or administration of any party, and that no receiver, trustee in bankruptcy, administrator or similar officer has been appointed in relation to any of the parties or any of their assets or revenues it being noted that we are not aware of any of the foregoing having occurred by the date of this Opinion in respect of the Guarantor.

3                     Opinion

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

a)                   The Guarantor is a corporation duly organised and validly existing under the laws of Switzerland.

b)                  The Guarantor has the full corporate power and authority to execute, deliver and perform the Guarantees.

c)                   The Guarantor has taken all necessary corporate actions to authorize, execute and deliver the Guarantees and has validly signed the Guarantees in the form referred to in Section 1.

4                     Qualifications

The opinions set out in Section 3 above are subject to the following qualifications:

a)                   We express no opinion as to any law other than Swiss law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Switzerland. This opinion is limited to Swiss law as applied by the courts of Switzerland at the date hereof.

b)                  Where an obligation is to be performed in a jurisdiction other than Switzerland, the courts of Switzerland may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of, such other jurisdiction.

Bär & Karrer         3 February 2012

c)                   We express no opinion as to the validity, binding effect or enforceability of any provision incorporated into any of the Subject Agreements by reference to a law other than that of Switzerland, or as to the availability in Switzerland of remedies which are available in other jurisdictions.

d)                  We have been retained as special Swiss legal counsel to the Guarantor to advise on legal aspects (but not tax aspects) of the transaction contemplated by the Subject Agreements, the Pricing Prospectus and the Prospectus and therefore we express no opinion on tax or accounting matters in relation to the transactions contemplated by the Subject Agreements, the Securities, the Pricing Prospectus or the Prospectus.

e)                   Where a person is vested with a discretion or may determine a matter in his or its opinion, such discretion may have to be exercised reasonably or such an opinion may have to be based on reasonable grounds.

f)                     In this opinion, Swiss legal concepts are expressed in English terms and not in their original Swiss language; the concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions; this opinion may, therefore, only be relied upon on the condition that any issues of interpretation or liability arising hereunder will be governed by Swiss law and be brought before a Swiss court.

This opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change. This opinion is governed by and is to be construed in accordance with Swiss law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Switzerland.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Yours faithfully

/s/ Bär & Karrer AG

Bär & Karrer AG